Exhibit 99.1

Inphi to Acquire ClariPhy Communications, Inc.,

A Leading Provider of Coherent DSP

Combined Product Portfolio Supports Service Provider and Cloud Customer Success

SANTA CLARA, Calif., Nov. 1, 2016 – Inphi Corporation (NYSE: IPHI), a leading provider of high-speed data movement interconnects, today announced that it has signed a definitive agreement to acquire ClariPhy Communications Inc., a leading provider of ultra-high-speed systems-on-chip (SoCs) for multi-terabit data, long haul and metro networking markets for $275 million in cash as well as the assumption of certain liabilities at the close. The acquisition is expected to close in December of 2016, at which time ClariPhy’s employees are expected to join Inphi.

“With the acquisition of ClariPhy, we are completing our product portfolio as the leading component and platform supplier for optical networking customers,” said Ford Tamer, president and CEO of Inphi. “The ClariPhy coherent DSP complements Inphi TiA, driver, optical PHY and silicon photonics components to provide system OEM and module customers high-performance and low power platform solutions. Following closing, we expect to have platform offerings for long haul, metro, DCI edge, and intra-data center applications. We believe this will provide customers with faster time-to-market, proven quality, and competitive cost.”

As the world turns toward optical networking, the ability to communicate in “coherent” DWDM technology over both long and short distances is becoming increasingly important. ClariPhy is one of only three merchant suppliers with this coherent DSP technology in the world today. On the product front, following closing, Inphi expects to be able to offer customers (1) coherent DSP, TiA, drivers for long haul, and metro, (2) direct detect PAM DSP-based solutions for DCI edge between data centers, and (3) NRZ and PAM short reach solutions for inside data centers. On the component front, following closing, Inphi expects to be able to offer TiA, driver, silicon photonics, coherent DSP, PAM and NRZ physical layer devices.

IHS estimates the total available market for 100G & 200G coherent optical network hardware will grow at 18% CAGR, from $3.2 billion to $7.4 billion, between 2015 and 2020. This growth will be driven by several concurrent, powerful tailwinds: the optical super cycle, a growing and expanding SAM (serviceable available market), opportunities in regions such as China and with new markets such as Cloud. Inphi believes that this acquisition will position the company to be one of the most comprehensive component and platform suppliers across all three optical market segments inside/outside data centers, metro and long haul.

Strong Additions to the Inphi Team

Inphi enthusiastically welcomes the addition of the ClariPhy employees who are expected to join our team as a part of this acquisition. Nariman Yousefi, ClariPhy’s current CEO is expected to join Inphi to run the Coherent DSP business unit. Additionally, the company’s already strong design team is expected to be augmented by ClariPhy’s well-known VP of Engineering and DSP architect, Oscar Agazzi.

Conference Call Today, Nov. 1, 2016, at 4:30pm EDT; 1:30pm PDT

Inphi will host a conference call today, Tuesday, Nov. 1, 2016 at 4:30 pm EDT; 1:30 pm PDT to discuss the acquisition as well as our third quarter earnings results also published today. To access the conference call, please dial 1-844-459-2451; international callers should dial 765-507-2591, participant passcode is 98500691. A live and archived webcast and accompanying presentation of the conference call will be available in the Investors section of Inphi’s website at www.inphi.com for up to 30 days after the call.

Further details of the transaction and arrangements are set out in Inphi’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 1, 2016.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as "believe," "will," and "expect," or the negative thereof or comparable terminology, and include (without limitation) statements regarding the acquisition of ClariPhy Communications and expectations regarding the timing and impact thereof, including projected plans for Inphi after the acquisition, an expanded product portfolio, new product development and introduction, impact on customers and market position, additions to our team and financial impacts of the acquisition. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: the ability of the parties to timely satisfy the conditions for closing the acquisition, the ability to integrate the two companies, including retention of key personnel of ClariPhy Communications and maintaining sales to existing ClariPhy Communications customers, the impact on our financial performance the ability to extend product offerings into new areas or products, the ability to commercialize technology, unexpected occurrences that deter the full documentation and "bring to market" plan for products, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, the ability to attract and retain qualified personnel, the ability to move product sales to production levels, the ability to compete for client design-in opportunities, the ability to cross-sell to new clients and to diversify and the success of product sales in new markets or of recently produced product offerings, including bundled product solutions. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Inphi filings with the SEC, and in its other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to Inphi as of the date hereof, and Inphi assumes no obligation to update any forward-looking statement.

About Inphi

Inphi Corporation is a leader in high-speed data movement. We move big data fast, throughout the globe, between data centers, and inside data centers. Inphi's expertise in signal integrity results in reliable data delivery, at high speeds, over a variety of distances. As data volumes ramp exponentially due to video streaming, social media, cloud-based services, and wireless infrastructure, the need for speed has never been greater. That's where we come in. Customers rely on Inphi's solutions to develop and build out the Service Provider and Cloud infrastructures, and data centers of tomorrow. To learn more about Inphi, visit www.inphi.com.

About ClariPhy

ClariPhy is a leading provider of ultra-high-speed systems-on-chip (SoCs) for multi-terabit data and telecom networking that establishes benchmarks for performance, bandwidth, power and reach while slashing deployment costs. ClariPhy provides the world's fastest off the shelf, Coherent and Ethernet solutions for scaling Internet bandwidth for data centers, transport infrastructure and cloud-based networks. ClariPhy is headquartered in Irvine, California, with offices in Los Altos, California, and Cordoba, Argentina. For more information, visit www.clariphy.com.

Inphi, the Inphi logo and Think fast are registered trademarks of Inphi Corporation. All other trademarks used herein are the property of their respective owners.

# # #

Corporate Contact:

Kim Markle

408-217-7329

kmarkle@inphi.com

Investor Contact:

Deborah Stapleton

650-815-1239

deb@stapleton.com